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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                   NOTIFICATION OF LATE FILING SEC FILE NUMBER

(Check One):

 | | Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q |_| Form N-SAR

     For Period Ended:  February 29, 1996
                       -------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition  Report on Form 20-F
     [ ] Transition  Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: _______________________________________________________________________

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                            Read Instruction (on back page) Before Preparing Form. Please Print or Type.

     Nothing  in this form  shall be  construed  to imply  that the  Commission  has  verified  any  information  contained  herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
                         VANDEN CAPITAL GROUP, INC.
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Full Name of Registrant
                               N/A
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Former Name if Applicable
                         1775 Sherman Street, Suite 1001
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Address of Principal Executive Office (Street and Number)
                          Denver, CO  80203
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

     If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to
Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        | (a) The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable
        |     effort or expense;
        |
   [X]  | (b) The subject annual report,  semi-annual report,  transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR,
        |     or portion  thereof,  will be filed on or before the fifteenth  calendar day following the prescribed due date; or the
        |     subject quarterly  report or  transition  report on Form 10-Q, or portion thereof will be filed on or before the fifth
        |     calendar day following the prescribed due date; and
        |
        | (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

     State below in reasonable  detail the reasons why Forms 10-K,  20-F,  11-K,  10-Q,  N-SAR, or the transition  report or portion thereof, could not be filed within the prescribed time period.

     Management of the Company has been occupied with various business matters which have interfered with their ability to prepare the subject report. As a result, the report could not be timely filed without unreasonable effort.


                                                                                                     (Attach Extra Sheets if Needed)

                                                                                                                     SEC 1344 (6/94)
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PART IV--OTHER INFORMATION

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(1) Name and telephone number of person to contact in regard to this notification
               A. Thomas Tenenbaum                            303                                    894-0234
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                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other  periodic  reports  required under Section 13 or 15(d) of the
    Securities  Exchange Act of 1934 or Section 30 of the Investment Company Act
    of 1940 during the  preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed?  If answer is no,
    identify report(s). |X| Yes |_| No
    --------------------------------------------------------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

     If so, attach an explanation of the anticipated  change, both narratively and  quantitatively,  and, if appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

====================================================================================================================================

                                                    Vanden Capital Group, Inc.
                                        ----------------------------------------------------
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date April 15, 1996                                                              By  /s/  A. THOMAS TENENBAUM
     ---------------                                                                   --------------------------------
                                                                                        A. Thomas Tenenbaum, President

     INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized  representative.
The name and title of the person  signing the form shall be typed or printed  beneath the  signature.  If the statement is signed on behalf of the  registrant  by an  authorized  representative  (other than an executive  officer),  evidence of the  representative's authority to sign on behalf of the registrant shall be filed with the form.

- ----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                                                        GENERAL INSTRUCTIONS

     1.   This form is  required by Rule  12b-25 (17 CFR  240.12b-25)  of the General  Rules and  Regulations  under the  Securities
          Exchange Act of 1934.

     2.   One signed  original and four conformed  copies of this form and  amendments  thereto must be completed and filed with the
          Securities  and  Exchange  Commission,  Washington,  D.C.  20549,  in  accordance  with Rule 0-3 of the General  Rules and
          Regulations  under the Act. The information  contained in or filed with the form will be made a matter of public record in the Commission files.

     3.   A manually signed copy of the form and amendments thereto shall be filed with each national  securities  exchange on which any class of securities of the registrant is registered.

     4.   Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

     5.   Electronic  Filers.  This form  shall not be used by  electronic  filers  unable to  timely  file a report  solely  due to electronic  difficulties.  Filers  unable to submit a report  within the time period  prescribed  due to  difficulties  in electronic  filing  should  comply with either Rule 201 or Rule 202 of Regulation  S-T  (ss.232.201  or ss.232.202 of this chapter)  or apply for an  adjustment  in filing date  pursuant  to Rule 13(b) of  Regulation  S-T  (ss.232.13(b)  of this chapter).

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